Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS 19% REVENUE GROWTH

IN 2004 FOURTH QUARTER

~ Record Revenue of $92.5 Million Exceeds Prior Guidance ~

~ Company Comments on Strong 2005 Outlook ~

NEWTOWN, PA, MARCH 1, 2005 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the fourth quarter and year ended December 31, 2004.

Revenue for the 2004 fourth quarter increased 19% to a record $92.5 million compared to $77.7 million in the prior-year period. Net loss for the fourth quarter of 2004, which includes a separately announced pre-tax charge of $8.4 million related to the settlement of the class action suit in West Virginia, was $3.5 million, or $0.28 per diluted share. This compares to net income of $2.7 million, or $0.21 per diluted share, in last year’s fourth quarter.

Fourth quarter 2004 revenue exceeded the Company’s previous guidance of $87 to $89 million and adjusted earnings were at the high end of the Company’s forecasted range. Adjusted net income for the 2004 fourth quarter was $1.9 million, or $0.15 per diluted share, approximately double the adjusted net income for the 2003 fourth quarter of $984,000, or $0.08 per diluted share.

For the year ended December 31, 2004, revenue increased 9% to $325.5 million from $298.1 million. The Company’s net loss was $2.7 million, or $0.21 per diluted share, compared to a net loss of $1.1 million, or $0.09 per diluted share, for 2003. On an adjusted basis, net income for 2004 was $4.0 million, or $0.31 per diluted share, versus net income of $1.7 million, or $0.13 per diluted share, in 2003.

Adjusted net income for the fourth quarter and fiscal year 2004 excludes the impact of charges associated with the class action litigation. Adjusted net income for the fourth quarter and fiscal year 2003 excludes the impact of the Company’s reduction of its litigation accrual, litigation defense costs and partial reversal of previously recorded restructuring charges.

“We capped off a year of new capabilities, new industry verticals and new clients with record fourth quarter results,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP.

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ICT GROUP REPORTS 19% REVENUE GROWTH IN 2004 FOURTH QUARTER (CONT.)

Services revenue for the 2004 fourth quarter increased 30% year-over-year and 18% sequentially from the 2004 third quarter. Services revenue totaled $63.2 million and represented 68% of fourth quarter revenue. Fourth quarter Sales revenue was $29.3 million, or 32% of total Company revenue, versus $28.9 million, or 37% of total revenue in the same period last year. At year-end, the Company had 9,264 workstations in operation and achieved $41,100 of annualized revenue per average workstation in operation during the fourth quarter.

“We are very pleased with the renewed revenue and earnings growth we achieved in 2004. Services revenue jumped 22% on the year as we added more than a dozen significant contract wins during the year. We also realized significant gains throughout the year in leveraging our global infrastructure to offer business process outsourcing, customer relationship management (CRM) technology and marketing services solutions. Revenue from these sources, which is included in Services revenue, grew 73% in 2004, to represent 11% of total Company revenue, compared to 7% in 2003. In addition to our strong top-line performance, we generated significant, sustainable improvement in profitability throughout the year on an adjusted basis,” Mr. Brennan added.

For 2005, the Company still anticipates double-digit revenue growth on top of higher-than-expected 2004 results with revenue in the range of $365 to $375 million. Earnings are forecasted to double 2004 adjusted earnings and be in the range of $0.60 to $0.65 per diluted share. This includes first quarter earnings in the range of $0.08 to $0.10 per diluted share on revenue of approximately $88 million to $90 million. First quarter and full-year 2005 earnings guidance is before any expenses incurred in 2005 related to the class action litigation and before any potential insurance recovery.

“We are off to a very strong start in 2005 and are pleased to announce that we have already captured two important contract wins this year, including a value-added marketing services contract with a leading global software solutions company and a major technical support contract to build a dedicated contact center assisting business- and consumer-based customers of a leading computer hardware manufacturer. Together, these contracts are expected to generate $8 to $12 million of revenue in 2005. The pipeline for additional opportunities remains strong across the breadth of our targeted verticals and we are looking forward to a very successful year,” Mr. Brennan concluded.

Conference Call:

The Company will hold a conference call today, Tuesday, March 1, 2005, at 9:00 a.m. EST. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through March 8, 2005.

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ICT GROUP REPORTS 19% REVENUE GROWTH IN 2004 FOURTH QUARTER (CONT.)

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expected revenue increases under new and existing agreements and anticipated demand for services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2003, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUE	$92,525	$77,700	$325,529	$298,142

OPERATING EXPENSES:
Cost of services	55,209	46,877	194,365	179,679
Selling, general and administrative	33,943	29,581	123,559	115,273
Litigation costs (reversals)	8,446	(3,001)	10,338	4,693
Restructuring reversals	—	(94)	—	(686)

	97,598	73,363	328,262	298,959

Operating income (loss)	(5,073)	4,337	(2,733)	(817)

Interest expense, net	524	337	1,594	1,183

Income (loss) before income taxes	(5,597)	4,000	(4,327)	(2,000)
Income taxes (benefit)	(2,054)	1,320	(1,634)	(856)

Net income (loss)	$(3,543)	$2,680	$(2,693)	$(1,144)

Diluted earnings (loss) per share	$(0.28)	$0.21	$(0.21)	$(0.09)

Shares used in computing diluted earnings (loss) per share	12,625	12,938	12,571	12,483

Reconciliation of Net Income (Loss) to Adjusted Net Income to Eliminate the Effect of Charges Related to Class Action Litigation and Restructuring Reversals (Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes	(5,597)	4,000	(4,327)	(2,000)
Restructuring reversals	—	(94)	—	(686)
Litigation costs (reversals)	8,446	(3,001)	10,338	4,693

Adjusted income before income taxes	2,849	905	6,011	2,007
Adjusted income taxes (benefit)	941	(79)	1,984	283

Adjusted net income	$1,908	$984	$4,027	$1,724

Adjusted earnings per share	$0.15	$0.08	$0.31	$0.13

Shares used in computing adjusted earnings per share	12,873	12,938	12,886	12,855

ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except workstations)

	December 31,	December 31,
	2004	2003
ASSETS

CURRENT ASSETS
Cash, cash equivalents and marketable securities	$11,419	$17,591
Accounts receivable, net	64,848	48,409
Other current assets	17,928	16,406

Total current assets	$94,195	$82,406

PROPERTY AND EQUIPMENT, net	$56,298	$47,612

OTHER ASSETS	$6,269	$5,694

	$156,762	$135,712

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$45,221	$32,406

Total current liabilities	$45,221	$32,406

LONG-TERM DEBT	$39,000	$30,000
OTHER LIABILITIES	3,358	2,755
TOTAL SHAREHOLDERS’ EQUITY	69,183	70,551
	$156,762	$135,712

WORKSTATIONS AT PERIOD END	9,264	8,323

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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